Exhibit 99.1

News From:                                             Stewart & Stevenson
                                                       Corporate Headquarters
                                                       P.O. Box 1637
                                                       Houston, TX  77251-1637
FOR IMMEDIATE RELEASE:

            FMTV DRIVELINE UPGRADE PROGRAM HITS TWO MAJOR MILESTONES

        HOUSTON, TX (January 26, 2000) STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment, announced that the driveline upgrade program designed to improve the performance of the initial model Family of Medium Tactical Vehicles has reached two major milestones - completion of upgrade on some 3,340 trucks at the Company's manufacturing plant in Sealy, Texas and more than 50 percent of the total fleet world-wide.

        More than 10,000 two and one-half-ton and five-ton trucks delivered to the Army since January 1996 are being upgraded by replacement of the flywheel housing, drive shaft, yokes and seals.

        FMTV has proven to be one of the Army's most durable pieces of equipment with a 97 percent operational readiness rate. However, the initial models were susceptible to a driveline vibration when driven above 45 mph on paved highways for long distances. The vibration-induced stress on u-joints in the drive shafts caused three u-joint failures in the 10,000 vehicle FMTV fleet.

        Stewart & Stevenson President and CEO Mike Grimes, who was present on Wednesday to observe the successful conclusion of the upgrade program at Sealy, said, "Today marked a major accomplishment in the program with the completion of all the trucks in Sealy. The vehicles are being fielded to the Army and can now operate at highway speeds. The program has produced a safer and more reliable truck for the Army."

         "We are ahead of schedule with a planned completion of the upgrade program set for May 2000," said Richard M. Wiater, Vice President and General Manager of Stewart & Stevenson's Tactical Vehicle Systems Division in Sealy.

        "One of the decisions that I made - with the full support of Mike Grimes
- when I first came here was that we were going to fix the problem and upgrade the driveline on the initial FMTV A0 fleet," said Wiater, who assumed leadership of TVS in the spring of 1999. "We went to the Army and told them we were going to fix it. Our engineers worked out the solution and we started a program to make the upgrades on location."

        The driveline upgrade has been completed in Korea and Hawaii as well as at Ft. Myer, VA. and Ft. Carson, CO. A major program is in progress at Ft. Bragg, NC, where almost half of their 2629 trucks have been completed. Other upgrade programs are underway at Ft. Campbell, KY; Ft. Stewart, GA; Ft. Jackson, SC; Ft. Huachuca, AZ; and Ft. Leonard Wood, MO. Future sites include Ft. Drum, NY; Ft. Gordon, GA; Ft. Hood, TX; Ft. Benning, GA; and Ft. Lewis, WA.

        Army Acquisition Executive Paul J. Hoeper gave Stewart & Stevenson the production go-ahead in early September 1999 to manufacture the A1, an enhanced version of the truck, after prototypes successfully completed more than 90,000 miles of extensive testing at the U.S. Army's Aberdeen Proving Ground. The A1 FMTV incorporates the driveline upgrade as well as other improvements.

        "The new A1 models incorporate the latest in truck technology - improving on what had already proven to be a durable and reliable vehicle," Wiater explained. "Many of the enhancements are the result of the field experience of the FMTV and a number of changes requested by soldiers to make their job easier. The changes are designed to provide higher quality vehicles."

         The FMTV A1 proved its ability to operate for long periods without failing during demanding U.S. government-run Production Verification Tests. During these tests, the A1 vehicles recorded more than 13,000 mean miles between hardware mission failure against a contract reliability requirement of 5,500 miles, thus exceeding design specifications by more than two times.
The original FMTV, first fielded in 1996, demonstrated more than double the contract specified reliability values for some variants, prompting the Army to set reliability standards for the A1 two times the requirement of the initial contract.

         The FMTV is the backbone for tactical maneuvers and logistics from platoon through division levels in all units and is replacing the Army's aging fleet of M35 two-and-one half ton and M59/809/939 five-ton trucks. The FMTV set significantly higher standards for off-road mobility, ease of transportability into a war zone by cargo aircraft, reliability and maintainability, soldier comfort, ease of operation, and safety.

         The two and one-half-ton version is available in cargo and van variants and the five-ton in cargo, dump, tanker, line-haul tractor, wrecker, and material handling variants.

         FMTV trailers complement most variants. Trailers are matched in both payload and cube to the towing vehicle and share many components with the truck. The trailers represent state-of-the-art designs, incorporating an anti-locking brake system and high travel suspension for unparalleled off-road mobility while not adversely affecting mobility of the truck.

         Production of the A1 started in September 1999. Stewart & Stevenson will build approximately 7,800 FMTV A1s through the year 2003 under the new $1.4 billion multi-year contract with the Army. The improved A1 model follows production of some 11,000 FMTV built for the Army by TVS between 1993 and late 1998.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Stewart & Stevenson believes that its expectations, as expressed in these statements, are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. The most important factors that may cause actual results to differ from expectations are the risk of cancellation, adjustment or termination of the FMTV procurement program; unilateral changes directed by the
U. S. Army in the scope or timing of the retrofit program; the availability of vehicles for retrofit at the times and in the places they are required; the availability of parts and trained service technicians to perform the retrofit at the times and in the places they are required; and the outcome of pending and future proceedings relating to the costs of the retrofit effort. Other risk factors are listed in Stewart & Stevenson Services, Inc. annual report to the Securities and Exchange Commission on Form 10-K for the year ended January 31, 1999.

Contact:       Paul Justice
               Director of Public Relations
               Tactical Vehicle Systems Division
Phone:         713-867-1774
Fax:           713-867-1518
Email:         p.justice@ssss.com
               HTTP://www.ssss.com